Exhibit 99.1

[XL Capital Logo Omitted]

                                                                  XL Capital Ltd
                                                                        XL House
                                                             One Bermudiana Road
                                                          Hamilton HM 11 Bermuda
                                                           Phone: (441) 292-8515
                                                             Fax: (441) 292-5280
NEWS RELEASE

IMMEDIATE


Contact:  Scott C. Hoy                                     Roger R. Scotton
          Investor Relations                               Media Contact
          (441) 294-7201                                   (441) 294-7165


           XL CAPITAL LTD ANNOUNCES ITS ELECTION TO PAY FOR ANY OF ITS
            LIQUID YIELD OPTION(TM) NOTES TENDERED FOR PURCHASE ON
                           SEPTEMBER 7, 2004 WITH CASH

Hamilton, Bermuda (August 9, 2004) - XL Capital Ltd (NYSE: XL) ("XL") announced today that to the extent that holders of XL's Liquid Yield Option(TM) Notes due 2021 ("LYONs") tender any LYONs for purchase by XL on September 7, 2004 (the "Purchase Date"), XL has elected to pay all of the purchase price for such LYONs in cash. XL has provided a company notice containing details of the LYONs repurchase to U.S. Bank National Association (the trustee under the indenture governing the LYONs) to be forwarded to holders of the LYONs who wish to tender their LYONs for purchase by XL.

In accordance with the terms of the indenture governing the LYONs, holders of LYONs may require XL to purchase all or a portion of their LYONs as of the Purchase Date at a purchase price of $622.5046 per $1,000 aggregate principal amount at maturity of the LYONs properly tendered for purchase. In the event all of the outstanding LYONs are tendered for repurchase, the aggregate purchase price would be $316,756,486.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms,


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insurance companies, and other enterprises on a worldwide basis. As of June 30,
2004, XL Capital Ltd had consolidated assets of approximately $45.5 billion and consolidated shareholders' equity of approximately $7.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.






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